Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact:  Stacey Keating, Senior Director – Public Relations & Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIEs enters into restructuring support agreement WITH noteholders to significantly strengthen its capital structure

Approximately $900 million of Debt and at Least $600 Million of Other Obligations to be Eliminated

and Maturity Schedule Significantly Lengthened

Highly Experienced and Dedicated Leadership Team to Continue to Lead CBL

CHATTANOOGA, Tenn. (August 19, 2020) – CBL Properties (NYSE:CBL) today announced that the Company has entered into a Restructuring Support Agreement (the “RSA”) with  certain  beneficial  owners and/or investment advisors or managers of discretionary funds, accounts, or other entities (the “noteholders”) representing in  excess  of 57%  of  the aggregate principal amount of the Operating Partnership’s 5.25% senior unsecured notes due 2023 (the “2023 Notes”), the Operating Partnership’s 4.60% senior unsecured notes due 2024 (the “2024 Notes”) and the Operating Partnership’s 5.95% senior unsecured notes due 2026 (the “2026 Notes” and together with the 2023 Notes and the 2024 Notes, the “Unsecured Notes”).

The terms of the RSA provide for a comprehensive restructuring of the Company’s balance sheet (the "Plan") through an in-court process contemplated to commence no later than October 1, 2020. The Company intends to continue collaborative negotiations with its senior, secured lenders in the meantime to attempt to reach a consensual arrangement with those lenders. In the event that such an arrangement were reached, the Company would amend the RSA to include its senior secured lenders. The agreement may be amended by the Company and with the consent of noteholders representing at least 75% of the Unsecured Notes that are held by noteholders that are party to the RSA.

The Plan would eliminate the approximately $1.4 billion principal amount of Unsecured Notes in exchange for the issuance of $500 million of new senior secured notes due June 2028, approximately $50 million of cash and approximately 90% of the new common equity of the Company to holders of the Unsecured Notes. As a result, the Plan, if implemented, will result in the elimination of approximately $900 million of debt, extension of the Company’s debt maturity schedule and a reduction in annual interest expense of more than $20 million. The Plan also contemplates eliminating the Company’s more than $600 million obligation on its preferred stock in exchange for new common equity and warrants. In sum, the Plan will provide the Company with a significantly stronger balance sheet by reducing total debt, extending debt maturities and increasing liquidity while minimizing operational disruptions.

Through this process, all day-to-day operations and business of the Company’s wholly owned, joint venture and third-party managed shopping centers will continue as normal. CBL’s customers, tenants and partners can expect business as usual at all of CBL’s owned and managed properties.

“Reaching this agreement with our noteholders is a major milestone for CBL,” said Stephen D. Lebovitz, Chief Executive Officer of CBL. “The agreement will significantly improve our balance sheet by reducing leverage and increasing net cash flow and will simplify our capital structure, providing enhanced financial flexibility going forward.

-MORE-

CBL Properties Enters Into Restructuring Support Agreement With Noteholders To Significantly

   Strengthen Its Capital Structure

August 19, 2020

“We also appreciate the confidence in the CBL organization and leadership team shown by the noteholders as we’ve worked collaboratively to find a solution that benefits all company stakeholders. Our goal is for this process to proceed as smoothly and as quickly as possible with no disruption to CBL’s operations. Once the process is complete, we will emerge as a stronger and more stable company, with an enhanced ability to execute on our key strategies of diversifying our sources of revenue and transforming our properties from traditional enclosed malls to suburban town centers. As a result, we will be better positioned to grow our business over the near and long term.”

CBL currently has approximately $220 million in cash on hand and available for sale securities. The Company’s cash position, combined with positive cash flow generated by ongoing operations, is expected to be sufficient to meet CBL’s operational and restructuring needs.

Certain subsidiaries, including CBL’s joint ventures and CBL’s special purpose entities holding properties that secure mortgage loans, are not contemplated to be included as part of the in-court process. CBL anticipates continuing to meet all debt service and other obligations, as required, under its property level secured loans and joint venture partnerships.

The latest information on CBL’s restructuring, including news and frequently asked questions, can be found at cblproperties.com/restructuring.

No Solicitation or Offer

Any new securities to be issued pursuant to the restructuring transactions may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws but may be issued pursuant to an exemption from such registration provided in the U.S. bankruptcy code. Such new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein, nor is this press release a solicitation of consents to or votes to accept any chapter 11 plan. Any solicitation or offer will only be made pursuant to a confidential offering memorandum and disclosure statement and only to such persons and in such jurisdictions as is permitted under applicable law.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 108 properties totaling 68.2 million square feet across 26 states, including 68 high‑quality enclosed, outlet and open-air retail centers and 9 properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information, visit cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

-END-